Exhibit 99.1

Western Uranium & Vanadium Corp. Announces Ore Purchase Agreement

Toronto, Ontario and Nucla, Colorado, April 14, 2025 (GLOBE NEWSWIRE) -- Western Uranium & Vanadium Corp. (CSE: WUC) (OTCQX: WSTRF) (“Western” or the “Company”) is pleased to announce that the Company has entered into an Ore Purchase Agreement (“Agreement”) with Energy Fuels Inc. (NYSE American: UUUU) (TSX:EFR).

Western plans to commence hauling around the beginning of May, making deliveries to Energy Fuels’ White Mesa Mill, the only operational conventional uranium/vanadium mill in the United States. Deliveries will be sourced from previously mined production that has been stockpiled at the Company’s flagship Sunday Mine Complex. The Agreement is for a one year period, and provisions for the delivery of up to 25,000 short tons of uranium bearing ore. The purchase price will be calculated based upon the uranium grade of each closed lot according to the agreed pricing schedule.

George Glasier, Western’s CEO stated: “This Agreement strengthens Western’s strategic position and accelerates our generation of revenues, while rewarding shareholder investments that have yielded our current stockpiles. The collaboration with Energy Fuels provides synergies and leverage for both companies, while the North American nuclear fuel supply chain benefits from expedited near-term production of uranium resources.”

Warrant Repricing

Further to the news release issued by the Company on November 29, 2024, Western announces that a total of 2,868,541 previously issued common share purchase warrants (the “Warrants”) have been repriced and are now exercisable at CAD$2.00 per share. The Company received consents from all holders of Warrants and filed an amended Form 13 dated February 27, 2025 under its profile on the Canadian Securities Exchange (“CSE”) website. As previously announced, the term of the Warrants was extended with all Warrants now expiring on January 20, 2026. All other terms of the Warrants remain unchanged. In accordance with the CSE rules, no compensation warrant was repriced or extended. Western will not issue replacement Warrant certificates. The originally issued Warrant certificates will be utilized for any such exercises. Please refer to Western’s news release issued on November 29, 2024 for additional details.

About Western Uranium & Vanadium Corp.

Western Uranium & Vanadium Corp. is ramping-up high-grade uranium and vanadium production at its Sunday Mine Complex. In addition to the flagship property located in the prolific Uravan Mineral Belt, the production pipeline also includes conventional projects in Colorado and Utah. The Mustang Mineral Processing Site is being licensed and developed for mined material recovery and will incorporate kinetic separation to optimize economics.

Cautionary Note Regarding Forward-Looking Information: Certain information contained in this news release constitutes “forward-looking information” or “forward-looking statements” within the meaning of applicable securities laws (collectively, “forward-looking statements”). Statements of that nature include statements relating to, or that are dependent upon: the Company’s expectations, estimates and projections regarding the Offering and exploration and production plans and results; the timing of planned activities; whether the Company can raise any additional funds required to implement its plans; whether regulatory or analogous requirements can be satisfied to permit planned activities; and more generally to the Company’s business, and the economic and political environment applicable to its operations, assets and plans. All such forward-looking statements are subject to important risk factors and uncertainties, many of which are beyond the Company’s ability to control or predict. Please refer to the Company’s most recent Management’s Discussion and Analysis, as well as its other filings at www.sec.gov and/or www.sedarplus.com, for a more detailed review of those risk factors. Readers are cautioned not to place undue reliance on the Company’s forward-looking statements, and that these statements are made as of the date hereof. While the Company may do so, it does not undertake any obligation to update these forward-looking statements at any particular time, except as and to the extent required under applicable laws and regulations.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
Grant Glasier
Vice President Marketing and Project Development
303-808-3306
grantg@western-uranium.com

George Glasier
President and CEO
970-864-2125
gglasier@western-uranium.com